Filed Pursuant to Rule 433
Registration Statement No. 333-133985
May 1, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class II-M5, Class II-M6, Class II-M7, Class I-P, Class II-P, Class I-X, Class I-LT-R, Class II-LT-R, Class I-R and Class II-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate or Interest Rate Formula	Principal Type	Interest Type	Initial Certificate Ratings(3)
							Fitch	Moody’s
1-A1	1	$168,351,000	6.50%	6.50%	Super Senior	Fixed Rate	AAA	Aaa
1-A2	1	$18,706,000	6.50%	6.50%	Senior Support	Fixed Rate	AAA	Aaa
1-APO	1	$7,483,000	0.00%	N/A	Senior, Principal Only	N/A	AAA	Aaa
1-AIO	1	(4)	0.75%	0.75%(4)(5)	Senior, Interest Only	Fixed Rate	AAA	Aaa
2-A1	2	$227,227,000	6.50%	6.50%(5)	Super Senior	Fixed Rate	AAA	Aaa
2-A2	2	$38,108,000	6.50%	6.50%(5)	Senior Support	Fixed Rate	AAA	Aaa
3-A1(6)	3	$337,690,000	5.65%	(7)	Super Senior	Variable Rate	AAA	Aaa
3-A2	3	$37,521,000	7.03%	(8)	Senior Support	Variable Rate	AAA	Aaa
3-A3	3	$337,690,000	6.05%	(9)	Senior, Exchangeable	Variable Rate	AAA	Aaa
3-A4	3	$337,690,000	6.45%	(10)	Senior, Exchangeable	Variable Rate	AAA	Aaa
3-A5	3	$337,690,000	6.90%	(11)	Senior, Exchangeable	Variable Rate	AAA	Aaa
3-AIO1	3	(12)	0.13%	(12)	Senior, Interest Only	Variable Rate	AAA	Aaa
3-AIO2(6)	3	(13)	1.25%	(13)	Senior, Interest Only	Variable Rate	AAA	Aaa
I-M1	1, 2	$12,323,000	6.12%	6.12%(5)	Subordinate	Fixed Rate	AA+	Aa2
I-M2	1, 2	$6,900,000	6.17%	6.17%(5)	Subordinate	Fixed Rate	AA	NR
I-M3	1, 2	$1,972,000	6.27%	6.27%(5)	Subordinate	Fixed Rate	AA-	NR
I-M4	1, 2	$3,450,000	6.52%	6.52%(5)	Subordinate	Fixed Rate	A	NR
I-M5	1, 2	$1,479,000	6.76%	6.76%(5)	Subordinate	Fixed Rate	A-	NR
I-M6	1, 2	$1,232,000	7.10%	7.10%(5)	Subordinate	Fixed Rate	BBB+	NR
I-M7	1, 2	$1,232,000	7.10%	7.10%(5)	Subordinate	Fixed Rate	BBB	NR
II-M1	3	$11,090,000	7.03%	(14)	Subordinate	Variable Rate	AA+	Aa2
II-M2	3	$10,063,000	7.03%	(14)	Subordinate	Variable Rate	AA	NR
II-M3	3	$4,929,000	7.03%	(14)	Subordinate	Variable Rate	A	NR
II-M4	3	$3,491,000	7.03%	(14)	Subordinate	Variable Rate	BBB	NR
_____________________
(1)	These balances are approximate as described in the prospectus supplement.

(2)	Reflects the interest rate as of the April 30, 2007 closing date.

(3)	The designation “NR” means that the specified rating agency will not publicly rate the certificates of that class.

(4)
The Class 1-AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance at an interest rate equal to the lesser of (1) 0.75% per annum and (2) the excess, if any, of (x) the pool 1 net funds cap over (y) 6.25% per annum, subject to a minimum interest rate of 0.00% per annum, as described in the prospectus supplement. For any distribution date, the class notional amount of the Class 1-AIO Certificates will be equal to the aggregate class principal amount of the Class 1-A1, Class 1-A2 and Class 1-APO Certificates immediately preceding the related distribution date. The initial class notional amount of the Class 1-AIO Certificates is equal to $194,540,000.

(footnotes continued on next page)

(5)
The interest rates of each of the Class 1-AIO, Class 2-A1, Class 2-A2, Class I-M1, Class I-M2, Class I-M3, Class I-M4, Class I-M5, Class I-M6 and Class I-M7 Certificates are subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Distributions.”

(6)
The Class 3-A1 and Class 3-AIO2 Certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(7)
The Class 3-A1 Certificates will bear interest based on an interest rate equal to the lesser of (1) 5.65% per annum and (2) the net WAC for pool 3 for each distribution date on or prior to the distribution date in February 2012. Beginning with the distribution date in March 2012 and for each distribution date thereafter, the Class 3-A1 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3, as described in the prospectus supplement.

(8)	The Class 3-A2 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3.

(9)
The Class 3-A3 Certificates will bear interest based on an interest rate equal to the least of (1) 6.05% per annum, (2) the sum of (x) 5.65% per annum and (y) the product of 0.32 and the interest rate for the Class 3-AIO2 Certificates for the related distribution date and (3) the net WAC for pool 3 for each distribution date on or prior to the distribution date in February 2012. Beginning with the distribution date in March 2012 and for each distribution date thereafter, the Class 3-A3 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3, as described in the prospectus supplement.

(10)
The Class 3-A4 Certificates will bear interest based on an interest rate equal to the least of (1) 6.45% per annum, (2) the sum of (x) 5.65% per annum and (y) the product of 0.64 and the interest rate for the Class 3-AIO2 Certificates for the related distribution date and (3) the net WAC for pool 3 for each distribution date on or prior to the distribution date in February 2012. Beginning with the distribution date in March 2012 and for each distribution date thereafter, the Class 3-A4 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3, as described in the prospectus supplement.

(11)
The Class 3-A5 Certificates will bear interest based on an interest rate equal to the least of (1) 6.90% per annum, (2) the sum of (x) 5.65% per annum and (y) the interest rate for the Class 3-AIO2 Certificates for the related distribution date and (3) the net WAC for pool 3 for each distribution date on or prior to the distribution date in February 2012. Beginning with the distribution date in March 2012 and for each distribution date thereafter, the Class 3-A5 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3, as described in the prospectus supplement.

(12)
The Class 3-AIO1 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance at an interest rate equal to the excess, if any, of (x) the net WAC of pool 3 over (y) 6.90% per annum, subject to a minimum interest rate of 0.00% per annum, for each distribution date on or prior to the distribution date in February 2012, as described in the prospectus supplement. After the distribution date in February 2012, the Class 3-AIO1 Certificates will not longer be entitled to receive distributions of any kind. For any distribution date on or prior to the distribution date in February 2012, the class notional amount of the Class 3-AIO1 Certificates will be equal to the class principal amount of the Class 3-A1 Certificates immediately preceding the related distribution date. After the distribution date in February 2012, the class notional amount of the Class 3-AIO1 Certificates will be zero. The initial class notional amount of the Class 3-AIO1 Certificates is equal to $337,690,000.

(13)
The Class 3-AIO2 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance at an interest rate equal to the lesser of (1) 1.25% per annum and (2) the excess, if any, of (x) the net WAC of pool 3 over (y) 5.65% per annum, subject to a minimum interest rate of 0.00% per annum, for each distribution date on or prior to the distribution date in February 2012, as described in the prospectus supplement. After the distribution date in February 2012, the Class 3-AIO2 Certificates will not longer be entitled to receive distributions of any kind. For any distribution date on or prior to the distribution date in February 2012, the class notional amount of the Class 3-AIO2 Certificates will be equal to the class principal amount of the Class 3-A1 Certificates immediately preceding the related distribution date. After the distribution date in February 2012, the class notional amount of the Class 3-AIO2 Certificates will be zero. The initial class notional amount of the Class 3-AIO2 Certificates is equal to $337,690,000.

(14)	The Class II-M1, Class II-M2, Class II-M3 and Class II-M4 Certificates will bear interest based on an interest rate equal to the net WAC for pool 3, as described in the prospectus supplement.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
1-A1	CM	24 day	30/360	May 25, 2037	June 25, 2015	$25,000	$1	525248 AA8
1-A2	CM	24 day	30/360	May 25, 2037	June 25, 2015	$25,000	$1	525248 AB6
1-APO	CM	N/A	N/A	May 25, 2037	June 25, 2015	$1,000,000	$1	525248 AC4
1-AIO	CM	24 day	30/360	May 25, 2037	June 25, 2015	$1,000,000	$1	525248 AD2
2-A1	CM	24 day	30/360	May 25, 2037	June 25, 2015	$25,000	$1	525248 AE0
2-A2	CM	24 day	30/360	May 25, 2037	June 25, 2015	$25,000	$1	525248 AF7
3-A1	CM	24 day	30/360	May 25, 2037	May 25, 2015	$25,000	$1	525248 AG5
3-A2	CM	24 day	30/360	May 25, 2037	May 25, 2015	$25,000	$1	525248 AH3
3-A3	CM	24 day	30/360	May 25, 2037	May 25, 2015	$25,000	$1	525248 AX8
3-A4	CM	24 day	30/360	May 25, 2037	May 25, 2015	$25,000	$1	525248 AY6
3-A5	CM	24 day	30/360	May 25, 2037	May 25, 2015	$25,000	$1	525248 AZ3
3-AIO1	CM	24 day	30/360	May 25, 2037	February 25, 2012	$1,000,000	$1	525248 BA7
3-AIO2	CM	24 day	30/360	May 25, 2037	February 25, 2012	$1,000,000	$1	525248 BB5
I-M1	CM	24 day	30/360	May 25, 2037	June 25, 2015	$100,000	$1	525248 AK6
I-M2	CM	24 day	30/360	May 25, 2037	June 25, 2015	$100,000	$1	525248 AL4
I-M3	CM	24 day	30/360	May 25, 2037	June 25, 2015	$100,000	$1	525248 AM2
I-M4	CM	24 day	30/360	May 25, 2037	June 25, 2015	$100,000	$1	525248 AN0
I-M5	CM	24 day	30/360	May 25, 2037	March 25, 2015	$100,000	$1	525248 AP5
I-M6	CM	24 day	30/360	May 25, 2037	August 25, 2014	$100,000	$1	525248 AQ3
I-M7	CM	24 day	30/360	May 25, 2037	December 25, 2013	$100,000	$1	525248 AR1
II-M1	CM	24 day	30/360	May 25, 2037	May 25, 2015	$100,000	$1	525248 BC3
II-M2	CM	24 day	30/360	May 25, 2037	May 25, 2015	$100,000	$1	525248 BD1
II-M3	CM	24 day	30/360	May 25, 2037	May 25, 2015	$100,000	$1	525248 BE9
II-M4	CM	24 day	30/360	May 25, 2037	May 25, 2015	$100,000	$1	525248 BF6
______________________
(1)	CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)	24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3)
The final scheduled distribution date for the certificates is based upon the first distribution date following the month of the last scheduled payment of the latest maturing mortgage loan in the related mortgage pool or mortgage pools as further described in the prospectus supplement.

(4)
The expected final distribution date, based upon (a) 100% of the applicable prepayment assumption for the related mortgage pool, as described under “Yield, Prepayment and Weighted Average—Weighted Average Life,” (b) the applicable modeling assumptions for the related mortgage pool used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans for the related mortgage pool or mortgage pools is exercised by the master servicer at the applicable earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.